EXHIBIT 10.15
JEFFERIES & COMPANY, INC.
DEFERRED COMPENSATION AGREEMENT
As Amended and Restated as of December 29, 2005
     WHEREAS, Richard B. Handler (“Executive”) previously has entered into agreements with Jefferies & Company, Inc. (the “Company”) under which he deferred certain cash compensation, which deferred compensation has been notionally invested in a variety of investment vehicles at the direction of Executive (the “Deferral Agreement”); and
     WHEREAS, Executive and the Company desire to amend and restate the terms of the Deferral Agreement governing such deferred compensation in order to cause such deferred compensation to be subject to Section 409A of the Internal Revenue Code (the “Code”), to conform the terms of the deferred compensation to the requirements of Section 409A, to specify distribution dates for such deferred compensation as permitted under Proposed Treasury Regulation (“PTR”) § 1.409A, Preamble § XI.C. and IRS Notice 2005-1, Q/A 19(c), and to amend certain other terms of the Deferral Agreement as permitted under Section 409A, PTR § 1.409A and IRS Notice 2005-1, and with the intention to confirm the other terms of the Deferral Agreement.
     NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which the parties hereby acknowledge, and intending to be legally bound, Executive and the Company hereby agree as follows (the “Agreement”):
     1. Scope of Agreement. This Agreement amends and restates the Deferral Agreement of the parties with respect to the deferral of cash amounts payable by the Company to Executive, as referenced in Section 1 of the “Election to Defer Receipt of Incentive Compensation” currently in effect. The parties hereto agree that the deferred amounts subject to this Agreement as of September 30, 2005, and the notional investments of such deferred amounts at that date, are reflected in the “Statement of Account” dated as of September 30, 2005, and that the Agreement does not apply to any other deferral accounts or deferred amounts. This Agreement makes no change in the amounts originally deferred and credited to Executive’s Deferral Account maintained hereunder (the “Deferral Account”), in the notional investments by which the value of Executive’s Deferral Account currently is measured or in the amounts previously credited or debited to such Deferral Account in connection with those notional investments. This Agreement does not apply to deferrals under the Jefferies Group, Inc. Deferred Compensation Plan and deferrals governed by the Jefferies Group, Inc. Stock Option Gain and Stock Award Deferral Program.
     2. Notional Investments.
     (a) Notional Investment Vehicles. The Company has previously and will hereafter make available a reasonable variety of investment vehicles in which the balance of Executive’s Deferral Account may be deemed invested on a notional basis, for the purpose of determining gains and losses in the Deferral Account. Executive is permitted to request specific investment vehicles, which the Company will make available on a notional basis if the Company reasonably determines that (i) the Company can adequately hedge its notional deferred compensation obligation to Executive, (ii) the Executive has and will have a cash or cash equivalent balance in his Deferral Account available and sufficient to provide for the notional investment, including any future commitments or capital calls that are mandatory terms of the investment, and (iii) the Company otherwise has no legal or practical impediment to the Company making such notional investment available and to the Company itself making the identical actual investment (if it should choose to do so). The Company’s determination regarding whether any particular notional investment vehicles shall be available or remain available is based on considerations as to the Company’s financial and business interests and legal compliance, and does not constitute a judgment as to the suitability of the notional investment for the Executive.
     (b) Reallocation of Deferral Account Balances. Executive will be permitted to reallocate funds from an existing notional investment to another available notional investment if the existing notional investment is one that, if an actual investment had been made therein, such investment could be liquidated for an ascertainable amount in an active market or through a right of redemption, unless the Company determines not to permit reallocation because of a legal or practical impediment affecting the Company. The foregoing notwithstanding, many of the notional investments that have been and may hereafter be made available are illiquid in nature, and therefore no election may be made by Executive to reallocate any Deferral Account balance out of such an illiquid notional investment in the absence of an independent event that would result in liquidity for the related actual investment.
     (c) Deferral Account Statements. The Company will periodically furnish a “Statement of Account” showing the notional investment vehicles in which cash balances in the Deferral Account are then deemed invested, a current value for each notional investment (to the extent then reasonably available), aggregate Deferral Account value, and other relevant information.
     (d) Interest on Cash Balances. Interest on cash balances in the Deferral Account shall be calculated and credited, from and after December 1, 2005, as though such balances were invested in the Money Market Fund that is available in the same period for notional investments of cash in the Jefferies Group, Inc. Deferred Compensation Plan.
     3. Risks to Executive. Executive acknowledges and agrees that, as a result of his deferrals of compensation hereunder, Executive is subject to risks and limitations on his rights relating to such deferrals, including the following:
     (a) Risk as Unsecured Creditor of Company. Executive is an unsecured creditor of Company, with the rights as such enforceable against the Company. No assets of the Company or its parent or subsidiaries or affiliates secure the Company’s obligations to Executive hereunder, and Executive has no claim against any specific assets. Thus, even if the Company acquires or holds assets that match Executive’s notional investments, Executive will have no claims or rights with respect to those particular assets. Other creditors of the Company or its subsidiaries may have or in the future be granted rights senior to those of Executive.
     (b) Undiversified Risk. To the extent that Executive holds other investments in the Company or its parent (Jefferies Group, Inc.) or subsidiaries or affiliates or depends on the Company or its parent or subsidiaries or affiliates for payment of other compensation (including other deferred compensation, health, welfare retirement and other benefits, and equity-based compensation), the risks of deferral hereunder may be more significant to Executive because they represent an undiversified risk.
     (c) Investment Risk of Notional Investments. The amount distributable from the Deferral Account will equal the value of the Deferral Account (or distributable portion thereof) at the time of distribution. Over time, the Deferral Account value will vary based on the changes in value and investment returns of the notional investments in which the Deferral Account balance is deemed invested. The Company and its parent and subsidiaries and affiliates have made no guarantee as to the value of the Deferral Account. The amount distributable from the Deferral Account may be less than the amounts originally deferred. Executive has been and will be permitted to freely choose the amount and timing of the deemed investment of his Deferral Account balance in the notional investments vehicles made available hereunder, subject to Section 2 above. The Company, its parent, subsidiaries and affiliates, and its and their directors, officers, shareholders, employees and agents, have not provided to Executive any financial, investment or other advice, and will not provide such advice to Executive, with respect to the deferral of compensation hereunder or any decision to make any particular notional investment. Executive bears the full risk that any or all such investments may decline in value or fail to appreciate at a rate deemed satisfactory by Executive. Executive is solely responsible for determining the suitability of such investments. The Company recommends that Executive consult with his own investment advisors regarding financial or investment decisions relating to the Deferral Account.
     (d) Other Risks. The Company, its parent, subsidiaries and affiliates, and its and their directors, officers, shareholders, employees and agents, have not provided to Executive any financial planning, estate-planning, tax, legal or other advice, and will not provide such advice to Executive, with respect to the deferral of compensation hereunder. Executive bears these risks fully with respect to deferrals of compensation hereunder.
     4. Distributions. The Deferral Account will be distributed in accordance with this Section 4, subject to Executive’s right to file a different distribution election under Section 4(e) on or before December 31, 2006. References to the balance in the Deferral Account refer to the balance at the time of a given distribution:
     (a) Distributions Elected by Executive. As of the effective date of this amended and restated Agreement, Executive has elected, and the Company agrees to distribute, the Deferral Account as follows, subject to earlier distribution as provided in Section 4(b), (c) and (d) below:
(i)	100% of the Deferral Account balance will be distributed at the date six months after termination of Executive’s employment with the Company and its parent and subsidiaries for any reason other than death in a transaction constituting a “separation from service” within the meaning of PTR § 1.409A-1(h) (or a successor regulation thereto) (“Termination”); and

(ii)	0% of the Deferral Account balance will be distributed in ___[up to ten] installments, such installments to be paid on the first business day of each January following Termination except that the first installment will be on the later of the first business day of January following Termination or the date six months after Termination.
     (b) Change in Control. In the event of a Change in Control, as defined below, the Company may determine to terminate this Agreement (and the deferral plan governed by this Agreement) and to make a distribution in full of the Deferral Account. Such determination may be made only by the Board of Directors of Jefferies Group, Inc. in accordance with PTR § 1.409A-3(h)(2)(viii)(B) (and any successor regulation thereto) and prior to the consummation of the transaction that constitutes a Change in Control. The distribution shall be made within the time specified in PTR § 1.409A-3(h)(2)(viii)(B) (and any successor regulation thereto). For purposes of this Agreement, a “Change in Control” shall mean a change in the ownership or effective control of Jefferies Group, Inc. (or its successor corporation), or in the ownership of a substantial portion of the assets of Jefferies Group, Inc. (or its successor corporation), within the meaning of Code Section 409A(a)(2)(A)(v) and regulations thereunder (including PTR § 1.409A-3(a)(5) & § 1.409A-3(g)(5) and any successor regulation thereto).
     (c) Death. In the event of the death of Executive, the Company will pay the balance of the Deferral Account to the beneficiary or beneficiaries designated by Executive or, if Executive has made no such designation or no beneficiary survives, to Executive’s estate. In either case, such payment will be made in a single sum at the date three months following the date of Executive’s death but only if, and not earlier than, such time as (i) the Company shall have received documentation reasonably satisfactory to the Company establishing the right of the payee to receive the distribution hereunder, and (ii), if an installment distribution was due within the period between death and such payment, such distribution shall be duly made at the specified date. Any designation of a beneficiary other than Executive’s spouse must be consented to by the spouse.
     (d) Withdrawal Upon Unforeseeable Emergency. Executive and, after Executive’s death, any beneficiary shall have the right to withdraw the balance in the Deferral Account in the event of an unforeseeable emergency, but only if all of the conditions of Code Section 409A(a)(2)(B) are satisfied. A withdrawal is deemed a distribution for purposes of this Agreement.
     (e) Change in Distribution Date Elected in 2005. Executive may, prior to December 31, 2006, elect distribution dates different from those specified in this Section 4 by delivering to the Company a written and signed document setting forth a new election of distribution dates, provided that (i) any change in distribution dates will be permitted only to the extent permitted under, and in accordance with, PTR § 1.409A, Preamble § XI.C & Notice 2005-1, Q/A 19(c); (ii) any such election must elect distribution dates that in all cases comply with Code Section 409A and regulations thereunder; and (iii) no distribution may be elected for a distribution date prior to Termination except if and to the extent that the distribution will not result in a loss of tax deductibility for the distributed amount under Code Section 162(m), in the reasonable opinion of the Company, so that all distributed amounts hereunder remain fully tax deductible by the Company and its parent.
     (f) Redeferral of Deferral Account. After 2006, at least 12 months prior to the earliest distribution under Section 4(a), Executive, while still an employee of the Company or its parent or a subsidiary, may elect to defer the amounts credited to the Deferral Account for an additional period of at least five years, but only if all of the conditions of Code Section 409A(a)(4)(C) are satisfied. An election to extend the Deferral Period shall be made in the manner prescribed by the Company.
     (g) Form of Payment. The Company will pay any distribution in cash, except that the Company may elect to distribute assets that match a notional investment of Executive to settle the portion of Executive’s Deferral Account deemed invested in such notional investment vehicle at the date of distribution.
     5. Indemnification. Executive agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, the Company, its parent, subsidiaries and affiliates, and its and their respective directors, officers, shareholders, employees and agents from and against any and all claims, liability, damages, costs (including, but not limited to, attorneys’ fees), and other causes of action arising from Executive’s deferral of compensation governed by this Agreement, any negative consequence to Executive (including unsatisfactory performance or returns from investments), any breach by Executive of this Agreement, or any action or failure to act by Executive relating to the Deferral Account.
     6. Other Provisions.
     (a) Deferred Compensation Provisions Applicable. The following provisions of the Jefferies Group, Inc. Deferred Compensation Plan, as in effect at the date of this Agreement, shall apply to this Agreement:
•	Section 8.1 (Unsecured Claims)

•	Section 8.2 (Anti-alienation and Assignment)

•	Section 8.3 (No Rights to Continued Employment)

•	Section 8.4 (Administration)

•	Section 8.6 (Governing Law)
For purposes of this Agreement, references in the Deferred Compensation Plan to the “Plan” shall be deemed to mean this Agreement, and defined terms used in the Deferred Compensation Plan provisions incorporated in this Agreement have meanings as defined elsewhere in the Deferred Compensation Plan.
     (b) Tax Withholding. The Company and its parent and subsidiaries will have the right to withhold from any amount payable hereunder and any other right to payment to Executive any withholding taxes resulting from or attributable to a distribution from the Deferral Account, and any other taxes relating to the Deferral Account.
     (c) Changes in Deferral Account Value and Distributions Not Compensation for Purposes of Other Plans. Amounts credited to Executive’s Deferral Account as investment returns and amounts distributed in settlement of such Deferral Account shall not be deemed to be compensation to Executive for purposes of calculating the amount of Executive’s benefits or contributions under a pension plan or retirement plan (qualified under Section 401(a) of the Internal Revenue Code) or any non-qualified supplemental retirement plan, the amount of life insurance payable under any life insurance plan, the amount of any disability benefit payments payable under any disability plan, or the amount of any severance payment or other payment or benefit under an employment agreement or compensation program or arrangement except to the extent specifically provided in such plan, employment agreement, program or arrangement (expressly referring to deferred compensation under this Agreement).
     (d) Compliance with Code Section 409A. All terms of this Agreement, the deferrals governed by this Agreement, and the Deferral Account are subject to Code Section 409A. Therefore, the elections and terms set forth or incorporated in this Agreement notwithstanding, if, under Code Section 409A or any other provision of the Code or regulations thereunder, as presently in effect or hereafter amended or promulgated (including Proposed Treasury Regulations), any elections or rights of Executive with respect to the Deferral Account or the deferrals hereunder would result in Executive’s constructive receipt of income (for income tax purposes) relating to the Deferral Account or a tax penalty prior to the actual distribution of the Deferral Account by the Company, such elections or rights shall be automatically modified and limited to the extent necessary such that Executive will not be deemed to be in constructive receipt of such income or subject to a tax penalty prior to the actual distribution. The Company shall have no authority to accelerate any distribution hereunder except to the extent permitted under Code Section 409A and regulations thereunder.
Dated this 29th day of December, 2005.

JEFFERIES & COMPANY, INC.
By:	/s/ Joseph A. Schenk
Title: Executive Vice President

Executive’s Signature:
/s/ Richard B. Handler
Richard B. Handler